Exhibit 10.2

VENOCO, INC.

2000 STOCK INCENTIVE PLAN

Amendment No. 1

THIS AMENDMENT No. 1 to the Venoco, Inc. (the “Company”) 2000 Stock Incentive Plan (the “Plan”) is dated November 17, 2008 to amend the Plan in the following respects.

WHEREAS, the Compensation Committee (the “Committee”) of the Company’s Board of Directors has the authority to amend the Plan pursuant to Section 4.5 of the Plan;

WHEREAS, the Committee desires to amend the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, so as to avoid additional taxes and interest under that section for participants in the Plan;

WHEREAS, the Committee desires to make certain other amendments deemed necessary or advisable to maintain compliance with applicable laws, rules and regulations.

NOW THEREFORE, the Committee hereby amends the Plan in the following respects:

1.                                       Delayed Option Payment.  Effective as of the date written above, Section 2.2.2 is deleted in its entirety and replaced with the following:

“Term.  Each Option shall expire not more than 10 years after its date of grant.  Each Option will be subject to earlier termination as provided in or pursuant to Sections 2.5 or 4.2.  Any payment of cash or delivery of stock in payment of or pursuant to an Option may be delayed until a future date if (i) specifically authorized by the Committee and Participant in writing, and (ii) the Committee has received advice of counsel that such delay is not likely to result in additional tax under Section 409A.”

2.                                       Exercise Price of Option.  Effective as of the date written above, Section 2.3.1(b) is deleted in its entirety and replaced with the following:

“(b)                           100% of Fair Market Value of the Common Stock on the date of grant;”

3.                                       Term Extension upon Termination of Employment.  Effective as of the date written above, Section 2.5.6 is deleted in its entirety and replaced with the following:

“Committee Discretion.  Notwithstanding the foregoing provisions of this Section 2.5, in the event of, or in anticipation of, a termination of employment or service with the Company for any reason, other than a discharge for Cause, the Committee may accelerate the vesting and exercisability of all or a portion of the Participant’s Award, and/or, subject to the provisions of Sections 2.2.2 and 4.2, extend the exercisability period of the Participant’s Option, conditioned upon the Committee obtaining the advice of counsel that such delay is not likely to result in additional tax under Section 409A, upon such terms as the Committee determines and as expressly set forth in or by amendment to the Award Agreement.”

4.                                       Adjustment to Option Terms.  Effective as of the date written above, Section 2.6 is deleted in its entirety and replaced with the following:

“Option Repricing/Cancellation and Regrant/Waiver of Restrictions.  Subject to Section 1.4 and Section 4.5, the specific limitations on Options contained in this Plan, and the Committee obtaining the advice of counsel that such adjustment is not likely to result in the imposition of additional tax or interest under Section 409A, the Committee from time to time may authorize, generally or in specific cases only, for the benefit of any Eligible Person, any adjustment in the exercise price, the vesting schedule, the number of shares subject to, or the term of, an Option granted under this Plan by cancellation of an outstanding Option and a subsequent regranting of the Option, by amendment, by substitution of an outstanding Option, by waiver or by other legally valid means.  Such amendment or other action may result in, among other changes, an exercise price that is higher or lower than the exercise price of the original or prior Option, provide for a greater or lesser number of shares of Common Stock subject to the Option, or provide for a longer or shorter vesting or exercise period.”

5.                                       Delayed Restricted Stock Award Payment.  Effective as of the date written above, Section 3.4 is deleted in its entirety and replaced with the following:

“Term.  Any Restricted Stock Award shall either vest or be forfeited not more than 10 years after the date of grant.  Each Restricted Stock Award will be subject to earlier termination as provided in or pursuant to Section 4.2.  Any payment of cash or delivery of stock in payment for a Restricted Stock Award may be delayed until a future date if (i) specifically authorized by the Committee and the Participant in writing, and (ii) the Committee has received advice of counsel that such delay is not likely to result in additional tax under Section 409A.”

6.                                       Exercise Price of Restricted Stock Awards.  Effective as of the date written above, Section 3.5.1 is deleted in its entirety and replaced with the following:

“Pricing Limits.  Subject to the following provisions of this Section 3.5, the Committee will determine the purchase price per share of the Common Stock covered by each Restricted Stock Award at the time of grant of the Award.  In no case will such purchase price be less than 100% of the Fair Market Value of the Common Stock on the date of grant, or at the time the purchase is consummated.”

7.                                       Award Adjustment Pursuant to Corporate Transaction.  Effective as of the date written above, the first paragraph of Section 4.2.1 is deleted in its entirety and replaced with the following:

“Adjustments.  Upon or in contemplation of any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation or other reorganization; any split-up; spin-off, or similar extraordinary dividend distribution (“spin-off”) in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of substantially all the assets of the Corporation as an entirety (“asset sale”); then the Committee shall, and in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances and in a manner that counsel advises will not likely result in additional tax under Section 409A:”

8.                                       Golden Parachutes.  Effective as of the date written above, Section 4.2.6 is deleted in its entirety and replaced with the following:

“Golden Parachute Limitations.  Unless otherwise specified in an Award Agreement or otherwise authorized by the Board in the specific case, no vesting of or lapse of restrictions imposed on an Award will be accelerated under this Plan to an extent or in a manner that would result in payments that are not fully deductible by the Company for federal income tax purposes because of Section 280G of the Code.  If a Participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the Participant may by written notice to the Company designate the order in which such parachute payments will be reduced or modified (provided that Participant’s nondeferred compensation must be reduced or modified prior to the Participant’s deferred compensation) so that the Company is not denied any federal income tax deductions for any “parachute payments” because of Section 280G of the Code.”

9.                                       Section 409A Savings Clause.  Effective as of the date written above, a new Section 4.14 shall be added as follows:

“4.14                  Section 409A Savings Clause.  The Options are intended to qualify as stock options not providing for the deferral of compensation, as described in Treasury Regulation Section 1.409A-1(b)(5)(i)(A). This Plan shall always be construed and applied in accordance with such intentions.  To the extent any Options could become subject to additional taxes and interest under Section 409A, the Company and Participants shall cooperate to amend this Plan with the goal of giving the Participants the economic benefits described herein in a manner that does not result in additional tax and interest being imposed under Section 409A.”

10.                                 Definition of Fair Market Value.  Effective as of the date written above, subparagraph (d) of the definition of “Fair Market Value” in Section 5 is deleted in its entirety and replaced with the following:

“(d)                           if the stock is not listed or admitted to trade on a national securities exchange, is not reported on the National Market Reporting System and if bid and asked prices for the stock are not furnished by the NASD or a similar organization, the “fair market value,” as that term is used in proposed or final regulations promulgated under Section 409A, as determined by an independent third party selected by the Participant and the Company.  Such fair market value shall be based on the trading values of a comparable group of public companies with appropriate discounts for the illiquidity and minority status of the shares, and any other factors necessary for a reasonable valuation method.  All fees and expenses of the independent third party shall be borne equally by the Company and the Participant.”

11.                                 Definition of Section 409A.  Effective as of the date written above, the following shall be added to the list of definitions in Section 5:

““Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.”

12.                                 ISO Revisions.  Effective as of the date written above, Sections 2.3.1(c), 2.4, and 4.5.2 are deleted in their entirety.

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IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment No. 1 to the 2000 Stock Incentive Plan as of the date first indicated above.

VENOCO, INC.
A Delaware corporation

/s/ Timothy M. Marquez
By:	Timothy M. Marquez
Its:	Chief Executive Officer